                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  SBARRO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                  SBARRO, INC.
                               763 LARKFIELD ROAD
                            COMMACK, NEW YORK 11725

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 19, 1998

To the Shareholders:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Meeting") of Sbarro, Inc. (the "Company") will be held at the Carriage House at Milleridge Inn, 585 North Broadway on Routes 106 and 107 (Exit 41 North on the Long Island Expressway), Jericho, New York, on Wednesday, August 19, 1998, at 9:30 a.m., Eastern Daylight Savings Time, to consider and act upon the following matters:

     1. The election of three Class 3 directors to serve until the Company's Annual Meeting of Shareholders to be held in the year 2001 and until their respective successors are elected and qualified;


     2. A proposal to implement 1998 New York legislation by authorizing an amendment to the Company's By-laws with respect to the minimum size of the Company's Board of Directors;


     3. A proposal to ratify the action of the Board of Directors in appointing Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 3, 1999; and

     4. The transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     Information regarding the matters to be acted upon at the Meeting is contained in the accompanying Proxy Statement.

     The close of business on July 17, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

                                           By Order of the Board of Directors,

                                                      JOSEPH SBARRO,
                                                        Secretary

Commack, New York
July 21, 1998

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. EACH SHAREHOLDER IS URGED TO SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. AN ENVELOPE ADDRESSED TO THE COMPANY'S TRANSFER AGENT IS ENCLOSED FOR THAT PURPOSE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

                                  SBARRO, INC.
                               763 LARKFIELD ROAD
                            COMMACK, NEW YORK 11725
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 19, 1998


     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share ("Common Stock"), of Sbarro, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company ("Proxy" or "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, August 19, 1998, at 9:30 a.m., Eastern Daylight Savings Time, at the Carriage House at Milleridge Inn, 585 North Broadway on Routes 106 and 107 (Exit 41 North on the Long Island Expressway), Jericho, New York, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of Common Stock for their expenses in forwarding Proxies and Proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by personal interview, telephone, telegram, cablegram or other means of electronic transmission. The approximate mailing date of this Proxy Statement is July 21, 1998.


     Unless otherwise specified, all Proxies received will be voted for the election of all nominees named herein to serve as directors and in favor of each of the other proposals set forth in the Notice of Annual Meeting accompanying this Proxy Statement. A Proxy may be revoked at any time before its exercise by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and electing to vote in person. Attendance at the Meeting will not in and of itself constitute revocation of a Proxy.

     The close of business on July 17, 1998 has been fixed by the Board of Directors (the "Board of Directors" or the "Board") as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournment and postponement thereof. As of the Record Date, there were 20,528,309 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters to come before the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, is required to constitute a quorum for the transaction of business. Proxies submitted which contain abstentions or broker nonvotes will be deemed present at the Meeting in determining the presence of a quorum.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board shall be divided into three classes, with such classes to be as nearly equal in number as the then total number of directors constituting the entire Board permits. The Company's Board of Directors presently consists of nine members with three members in each class. Each class is elected for a term of three years. The term of office of the current Class 1, 2 and 3 directors is scheduled to expire at the annual meetings of shareholders to be held in the years 1999, 2000 and 1998, respectively. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting, such newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors. Any director elected by the Board to fill the existing vacancy in the Board will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.


     At the Meeting, shareholders will elect three Class 3 directors to serve until the annual meeting of shareholders scheduled to be held in the year 2001 and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the Proxy intend to cast all Proxies received for the election of Mario Sbarro, Carmela Sbarro and Bernard Zimmerman (the "nominees") to serve as Class 3 directors upon their nomination at the Meeting. Each nominee (other than Carmela Sbarro, who was elected by the Board of Directors) and each other incumbent director was elected by shareholders. Each of the nominees has advised the Company of his or her willingness to serve as a director of the Company. In case any nominee should become unavailable for election to the Board of Directors for any reason, the persons named in the Proxies have discretionary authority to vote the Proxies for one or more alternative nominees who will be designated by the Board of Directors.


     The following is a description of the nominees and of each other member of the Board of Directors.

INFORMATION ABOUT NOMINEES

  Class 3 Directors

     MARIO SBARRO, 56, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as Chairman of the Board of Directors and Chief Executive Officer for more than the past five years. Mr. Sbarro re-assumed the position of President of the Company in May 1996 (a position he held for more than five years prior to December 1993). Mr. Sbarro is Chairman of the Executive Committee of the Board.

     CARMELA SBARRO, 76, has been Vice President of the Company since March 1985. Mrs. Sbarro devotes a substantial portion of her time to recipe and product development. Mrs. Sbarro was a founder of the Company, together with her late husband, Gennaro Sbarro. The Board of Directors elected Mrs. Sbarro as a director of the Company in January 1998. Mrs. Sbarro previously served as a director of the Company from March 1985 until December 1988, when she was elected Director Emeritus of the Company.


     BERNARD ZIMMERMAN, 65, has been President of Bernard Zimmerman and Co., Inc. since October 1972 and was Senior Vice President of The Zimmerman Group, Inc. from January 1991 to November 1996, financial and management consulting firms. Mr. Zimmerman also served as President and a director of Beacon Hill Mutual Fund, Inc. from December 1994 until October 1996. From September 1986 until September 1993, Mr. Zimmerman also served as Chairman and President of St. Lawrence Seaway Corp., an owner and manager of agricultural properties. Mr. Zimmerman has been a certified public accountant in New York for more than the past thirty-five years. He became a director of the Company in March 1985. Mr. Zimmerman is Chairman of the Audit and Compensation Committees, and is a member of the Executive Committee, of the Board.


INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE MEETING

  Class 1 Directors

     HAROLD L. KESTENBAUM, 48, has been a practicing attorney in New York since 1976. He became a director of the Company in March 1985. Mr. Kestenbaum is Chairman of the Stock Option Committee and a member of the Audit and Compensation Committees of the Board.


     ANTHONY SBARRO, 52, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as Vice Chairman of the Board of Directors since May 1996 and as President and Chief Operating Officer from December 1993 until May 1996. For more than five years prior to December 1993, Mr. Sbarro was an Executive Vice President of the Company. He has also served as Treasurer of the Company for more than the past five years. Mr. Sbarro is a member of the Executive Committee of the Board.


     PAUL A. VATTER, 73, has been, since his retirement in 1995, Professor Emeritus, and from 1970 until his retirement was Lawrence E. Fouraker Professor of Business Administration, at Harvard University's

Graduate School of Business Administration, where he served as a Professor since 1958. He became a director of the Company in March 1985. Professor Vatter is a member of the Stock Option Committee of the Board.

  Class 2 Directors

     RICHARD A. MANDELL, 56, a private investor, was Managing Director of Bluestone Capital Partners, L.P., an investment banking firm, from February through April 1998 and Vice President -- Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, from January 1996 until February 1998. From 1982 until June 1995, Mr. Mandell served as a Managing Director of Prudential Securities Incorporated, an investment banking firm. He became a director of the Company in March 1986. Mr. Mandell is a member of the Audit and Compensation Committees of the Board. Mr. Mandell is also a director of Trend-Lines, Inc. and U.S.A. Detergents, Inc.

     JOSEPH SBARRO, 58, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as Senior Executive Vice President since December 1993. For more than five years prior thereto, Mr. Sbarro was an Executive Vice President of the Company. He has also served as Secretary of the Company for more than the past five years. Mr. Sbarro is a member of the Executive Committee of the Board.

     TERRY VINCE, 69, has been Chairman of the Board and President of Sovereign Hotels (a company that operates hotels) since October 1991 and Chairman of the Board of Fame Corp. (a food service management company) since January 1994. Mr. Vince served as Chairman Emeritus (from November 1990 until October 1991) and Chairman of the Board of Directors and President (from November 1988 until November 1990) of daka International, Inc. (a food and restaurant service company), prior to which Mr. Vince served as Chairman of the Board of Directors and President of daka, Inc., the predecessor of daka International, Inc. (from 1973 until November 1988). He became a director of the Company in December 1988. Mr. Vince is a member of the Compensation and Stock Option Committees of the Board.

BOARD MEETINGS AND COMMITTEES


     The Board of Directors is responsible for the management of the Company. During the Company's 1997 fiscal year, ended December 28, 1997, the Board of Directors held seven meetings. Each incumbent director who served as a director during fiscal 1997 attended at least 75% of all meetings of the Board and committees on which the person served which were held during that fiscal year, except for Paul A. Vatter.

     The Board of Directors has established Executive, Audit, Compensation (with a Performance Incentive Plan Subcommittee) and Stock Option Committees. There is no standing nominating committee. In January 1998, the Board of Directors formed a special committee (the "Special Committee"), consisting of Richard A. Mandell (Chairman), Harold L. Kestenbaum, Paul A. Vatter and Terry Vince, to evaluate the terms of a merger proposed by certain members of the Sbarro family pursuant to which the Company would be merged into a company controlled by them. Negotiations concerning the proposed merger were terminated in June 1998 and the Special Committee ceased functioning.


     When the Board is not in session, the Executive Committee has, to the extent permitted by law, all of the power and authority of the Board. The Executive Committee held no formal meetings during fiscal 1997, but met informally from time to time during the year.

     The principal functions of the Audit Committee are to nominate independent auditors for appointment by the Board; meet with independent auditors to review and approve the scope of their audit engagement and the fees related to such work; meet with the Company's financial management and independent auditors to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company; and report to the Board periodically with respect to such matters. The Audit Committee held two meetings during fiscal 1997.


     The Compensation Committee (including the Performance Incentive Plan Subcommittee of the Compensation Committee) and Stock Option Committee, each described below under "Executive Compensation-Report of the Compensation and Stock Option Committees", held twelve and eleven formal meetings (all eleven of which were joint meetings with the Compensation Committee), respectively, during fiscal 1997

(with the Performance Incentive Plan Subcommittee of the Compensation Committee holding one additional formal meeting). In addition, such Committees met informally from time to time during the year.


PENDING LAWSUITS

     Following the Company's announcement of a proposal by Mario Sbarro, Joseph Sbarro, Anthony Sbarro and the Trust of Carmela Sbarro (the "Sbarro Family") for the merger of the Company with a company to be owned by them, seven lawsuits were instituted against the Company, all directors other than Carmela Sbarro, and/or the Sbarro Family. Certain of the actions have been consolidated and all are presently pending in Suffolk County, New York. While each of the complaints varies, in general, they allege a breach of fiduciary duties by such directors and members of the Sbarro Family, that the proposed price per share to be paid to public shareholders was inadequate and that the proposal served no legitimate business purpose of the Company. Although varying, the complaints seek, generally, a declaration of class action status, damages in unspecified amounts alleged to be caused to the plaintiffs, and other relief (including injunctive relief, rescission if the transaction is consummated, and rescissory damages), costs and disbursements, including a reasonable allowance for counsel fees and expenses. To date, the actions have not as yet been withdrawn despite the fact that negotiations with regard to the proposed transaction were terminated in June 1998.


COMPENSATION OF DIRECTORS

     Non-employee directors currently receive a retainer at the rate of $16,000 per annum and $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a Committee of the Board (other than meetings of the Special Committee) attended if such meeting is not held on the same day as a meeting of the Board of Directors. Directors are also reimbursed for reasonable travel expenses incurred in attending Board and Committee meetings.


     Each member of the Special Committee was paid a daily fee of $1,250 or $2,500 for serving thereon, depending upon the time expended during such day in performing such services. Each committee member was also entitled to be reimbursed for out-of-pocket expenses incurred in performing such services. In addition, Richard A. Mandell was entitled to receive a fee of $10,000 for serving as Chairman of the Special Committee.


     The Company's 1993 Non-Employee Director Stock Option Plan, as amended, which was approved by shareholders at the Company's 1993 Annual Meeting of Shareholders, provides for the automatic grant of an option to purchase 3,750 shares of the Company's Common Stock to each non-employee director in office immediately after each Annual Meeting of Shareholders. Each option has a ten year term, subject to early termination in certain instances, and is exercisable commencing one year following the date of grant at an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant.

     A corporation of which Bernard Zimmerman is President and a majority shareholder renders financial and consulting assistance to the Company. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation," below, for information with respect to such arrangement.

EXECUTIVE OFFICERS

     The following is information concerning the executive officers of the Company, other than those who also serve as directors (as to whom information is provided above):

     JOHN BERNABEO, 41, joined the Company in August 1992 and served in various capacities prior to his election as Vice President - Architecture and Engineering in May 1997.

     GEORGE W. HERZ II, 43, joined the Company in November 1995 and was elected Vice President and General Counsel in February 1996. Prior to joining the Company, Mr. Herz served as General Counsel (from 1993) and Corporate Counsel (from 1982 until 1992) of Minuteman Press International, Inc. (a franchisor of printing centers).

     ROBERT S. KOEBELE, 54, has served as Vice President-Finance and Chief Financial Officer of the Company for more than the past five years. Mr. Koebele has been a certified public accountant in New York for more than the past twenty-five years.

     CARMELA N. MERENDINO, 33, was elected Vice President - Administration in October 1988. Ms. Merendino joined the Company in March 1985 and performed a variety of corporate administrative functions for the Company prior to her election as Vice President - Administration.

     ANTHONY J. MISSANO, 39, was elected Corporate Vice President - Operations in August 1996, prior to which he served as Vice President - Operations (West) from February 1995, and as a Zone Vice President from June 1992 until February 1995. Mr. Missano served as a consultant to the Company from June 1992 until he became a full time employee at the end of fiscal 1993. From November 1988 until he joined the Company as an employee, Mr. Missano served as President of Anaton Corp., a franchisee of the Company.

     GENNARO A. SBARRO, 31, was elected Corporate Vice President - Franchising in August 1996, prior to which he served as Vice President - Franchising since February 1995. For more than five years prior thereto, Mr. Sbarro served in various operational positions for the Company.

     GENNARO J. SBARRO, 36, was elected Corporate Vice President - Operations in August 1996, prior to which he served as Vice President - Operations (East) since February 1995. For more than five years prior thereto, Mr. Sbarro served in various capacities for the Company.


     LEONARD G. SKROSKY, 66, served the Company as Senior Vice President - Real Estate and Lease Administration from February 1987 until December 1993. From January 1994 until June 1996, Mr. Skrosky was President of the Skrosky Company, a real estate firm dealing with site selection and lease negotiations for several restaurant and other companies. He rejoined the Company in June 1996 and was elected Senior Vice President - Real Estate in November 1996.


FAMILY RELATIONSHIPS

     Mario, Anthony and Joseph Sbarro are the sons of Carmela Sbarro. Carmela N. Merendino is the daughter, and Gennaro A. Sbarro is the son, of Mario Sbarro. Gennaro J. Sbarro is the son, and Anthony J. Missano is the son-in-law, of Joseph Sbarro.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the ownership of shares of the Company's Common Stock as of June 30, 1998 (except as noted below) with respect to (i) holders known to the Company to beneficially own more than five percent of the outstanding Common Stock of the Company, (ii) each director and nominee, (iii) each executive officer who is named in the Summary Compensation Table under the caption "Executive Compensation" and (iv) all directors and executive officers of the Company as a group. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.



                                                               AMOUNT AND NATURE OF       PERCENT OF
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)      CLASS(2)
                      ----------------                        -----------------------     ----------
Mario Sbarro (3)............................................         1,841,653(4)             8.8%
Anthony Sbarro (3)..........................................         1,398,800(5)             6.8%
Joseph Sbarro (3)...........................................         1,974,580(6)             9.5%
Trust of Carmela Sbarro (3).................................         2,497,884(7)            12.2%
Carmela Sbarro(3)...........................................               400                  *
Harold L. Kestenbaum........................................            25,500(8)               *
Richard A. Mandell..........................................            18,750(9)               *
Paul A. Vatter..............................................            21,000(9)               *
Terry Vince.................................................            22,050(9)               *
Bernard Zimmerman...........................................            61,700(10)              *
Robert S. Koebele...........................................            21,833(11)              *
Anthony J. Missano..........................................            10,833(12)              *
Gennaro A. Sbarro...........................................            24,373(13)              *
Gennaro J. Sbarro...........................................            10,833(12)              *
Leonard G. Skrosky..........................................            37,092(14)              *
First Chicago NBD Corporation...............................         1,096,490(15)            5.3%
All directors and executive officers as a group (18)
  persons...................................................         7,979,818(16)           37.3%

---------------
 (1) Shares subject to options are considered beneficially owned to the extent currently exercisable or exercisable within 60 days after June 30, 1998.

 (2) Asterisk indicates less than 1%. Shares subject to such options are considered outstanding only for the purpose of computing the percentage of outstanding Common Stock which would be owned by the optionee if such options were exercised, but (except for the calculation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other person.

 (3) The business address of each of Mario Sbarro, Joseph Sbarro, Anthony Sbarro, the Trust of Carmela Sbarro and Carmela Sbarro is 763 Larkfield Road, Commack, New York 11725.


 (4) Includes (i) 740 shares owned by Mario Sbarro's wife and 5,450 shares owned by a charitable foundation supported by Mario Sbarro and his wife, of which Mr. Sbarro, his wife and another director of the Company are the directors (as to all of which shares Mr. Sbarro disclaims beneficial ownership), and
     (ii) 303,333 shares subject to options. Excludes (i) the shares held by the Trust of Carmela Sbarro, of which trust Mario Sbarro serves as a trustee (as to which shares Mr. Sbarro may be deemed a beneficial owner with shared voting and dispositive power).


 (5) Includes 165,000 shares subject to options.

 (6) Includes (i) 609,000 shares owned by a partnership of which Mr. Sbarro is the sole general partner and (ii) 166,666 shares subject to options.

 (7) The trust was created by Carmela Sbarro for her benefit and for the benefit of her descendants, including Mario, Joseph, and Anthony Sbarro. The trustees of the trust are Franklin Montgomery, whose business address is 488 Madison Avenue, New York, New York 10022, and Mario Sbarro. As trustees, Franklin Montgomery and Mario Sbarro may be deemed to be the beneficial owners of these shares with shared voting and dispositive power.

 (8) Represents (i) 6,750 shares owned by Mr. Kestenbaum's wife, as to which shares Mr. Kestenbaum disclaims beneficial ownership, and (ii) 18,750 shares subject to options.

 (9) Includes 18,750 shares subject to options.

 (10) Includes (i) 5,450 shares owned by a family foundation supported by Mario Sbarro and Mario Sbarro's wife, of which Mr. Zimmerman is a director (as to which shares Mr. Zimmerman disclaims beneficial ownership), and (ii) 18,750 and 37,500 shares subject to options held, respectively, by Mr. Zimmerman individually and Bernard Zimmerman and Company, Inc., a company of which Mr. Zimmerman is President and a majority shareholder.

 (11) Includes 10,833 shares subject to options.

 (12) Represents shares subject to options.

 (13) Includes (i) 2,400 shares owned by Mr. Sbarro's wife, as to which shares Mr. Sbarro disclaims beneficial ownership, and (ii) 16,584 shares subject to options.


 (14) Includes 33,333 shares subject to options.



 (15) Based solely upon information as of December 31, 1997 contained in a
      Schedule 13G filed by First Chicago NBD Corporation with the Securities and Exchange Commission and the Company.



 (16) Includes (i) 5,450 owned by a charitable foundation, of which a director and executive officer of the Company, his wife and another director of the Company are directors, as to which shares each disclaims beneficial ownership, (ii) an aggregate of 15,720 shares owned by spouses, and as custodian for minor children, of directors and executive officers, as to which shares beneficial ownership is disclaimed and (iii) 856,832 shares subject to options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation of the Company's chief executive officer and other six most highly compensation persons who were serving as executive officers of the Company at the end of the Company's 1997 fiscal year for services in all capacities to the Company and its subsidiaries during the Company's 1997, 1996 and 1995 fiscal years:


                                                                                    LONG TERM
                                                           ANNUAL COMPENSATION     COMPENSATION
                                                           --------------------    ------------
           NAME AND PRINCIPAL POSITION             YEAR     SALARY      BONUS       OPTIONS(#)
           ---------------------------             ----    --------    --------    ------------
Mario Sbarro.....................................  1997    $700,000    $160,000      250,000
Chairman of the Board, President                   1996     460,000     500,000      100,000
  and Chief Executive Officer(1)                   1995     400,000     112,500           --
Anthony Sbarro...................................  1997     300,000     150,000      100,000
Vice Chairman of the Board and Treasurer(1)        1996     300,000          --           --
                                                   1995     300,000      87,500           --
Joseph Sbarro....................................  1997     300,000     150,000      100,000
Senior Executive Vice President and Secretary      1996     276,000     150,000       50,000
                                                   1995     250,000      75,000           --
Leonard G. Skrosky...............................  1997     260,000      60,000           --
Senior Vice President -- Real Estate(2)            1996     181,000          --      100,000
                                                   1995          --          --           --
Anthony J. Missano...............................  1997     200,000      75,000       80,000
Corporate Vice President -- Operations             1996     157,000      65,000           --
                                                   1995     144,000      30,000           --
Gennaro A. Sbarro................................  1997     200,000      75,000       80,000
Corporate Vice President -- Franchising            1996     129,000      65,000           --
                                                   1995     105,000      30,000           --
Gennaro J. Sbarro................................  1997     200,000      75,000       80,000
Corporate Vice President -- Operations             1996     155,000      65,000           --
                                                   1995     161,000      30,000           --


---------------

(1) Prior to May 1996, Mario Sbarro served as Chairman of the Board of Directors and Chief Executive Officer of the Company and Anthony Sbarro served as President and Treasurer of the Company.

(2) Mr. Skrosky, who had been employed by the Company from 1987 until 1993, rejoined the Company in June 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company's 1991 Stock Incentive Plan permits the grant of options and stock appreciation rights to employees of, and consultant and advisors to, the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the Company's 1997 fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted to date.

                                                 INDIVIDUAL OPTIONS                          POTENTIAL
                                 --------------------------------------------------      REALIZABLE VALUE
                                                PERCENT                                  AT ASSUMED ANNUAL
                                 NUMBER OF      OF TOTAL                                  RATES OF STOCK
                                   SHARES       OPTIONS                                 PRICE APPRECIATION
                                 UNDERLYING    GRANTED TO    EXERCISE                   FOR OPTION TERM(2)
                                  OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
             NAME                GRANTED(1)   FISCAL YEAR    PER SHARE      DATE          5%          10%
             ----                ----------   ------------   ---------   ----------   ----------   ----------
Mario Sbarro...................   100,000         13.2%       $25.125     2/18/07     $1,580,098   $4,004,278
                                  150,000         19.8%       $28.875     5/20/07     $2,723,300   $6,902,896
Anthony Sbarro.................   100,000         13.2%       $25.125     2/18/07     $1,580,098   $4,004,278
Joseph Sbarro..................   100,000         13.2%       $25.125     2/18/07     $1,580,098   $4,004,278
Anthony J. Missano.............    80,000         10.6%       $25.125     2/18/07     $1,264,078   $3,203,422
Gennaro A. Sbarro..............    80,000         10.6%       $25.125     2/18/07     $1,264,078   $3,203,422
Gennaro J. Sbarro..............    80,000         10.6%       $25.125     2/18/07     $1,264,078   $3,203,422

---------------

(1) These options are exercisable as to one-third of the number of shares subject to the options annually, on a cumulative basis, commencing two years following the date of grant.


(2) These are hypothetical values using assumed compound growth rates prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market price of the Company's Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

     No options to purchase shares of the Company's Common Stock were exercised during the Company's fiscal year ended December 28, 1997 by the executive officers named in the Summary Compensation Table. The following table sets forth certain information concerning the number and value at December 28, 1997 of shares of Common Stock subject to unexercised options held by the executive officers named in the Summary Compensation Table.


                                                           NUMBER OF SHARES            VALUE OF
                                                              UNDERLYING             UNEXERCISED
                                                          UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                          AT FISCAL YEAR-END      AT FISCAL YEAR-END
                                                             (EXERCISABLE/          (EXERCISABLE/
                          NAME                              UNEXERCISABLE)        UNEXERCISABLE)(1)
                          ----                            -------------------    --------------------
Mario Sbarro............................................    270,000/350,000        $912,495/362,500
Anthony Sbarro..........................................    165,000/100,000        $456,248/162,500
Joseph Sbarro...........................................    150,000/150,000        $456,248/262,500
Leonard G. Skrosky......................................         --/100,000        $     --/162,500
Anthony J. Missano......................................     10,833/ 81,667        $ 17,498/138,752
Gennaro A. Sbarro.......................................     16,584/ 81,667        $ 46,744/138,752
Gennaro J. Sbarro.......................................     10,833/ 81,667        $ 17,498/138,752


---------------
(1) Represents the number of shares subject to the option multiplied by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange on December 26, 1997, the last trading day of the Company's 1997 fiscal year, and the respective exercise prices.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Bernard Zimmerman and Company, Inc., of which Bernard Zimmerman is President and a majority shareholder, renders financial and consulting assistance to the Company, for which it received fees of $116,400 during the Company's fiscal year ended December 28, 1997. Mr. Zimmerman is Chairman of the

Compensation Committee of the Board of Directors, but does not serve on the Performance Incentive Plan Subcommittee of the Compensation Committee nor on the Stock Option Committee of the Board.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

     This report is presented by the Compensation Committee and Stock Option Committee of the Company's Board of Directors (the "Committees"). Except for Mr. Zimmerman, who serves on the Compensation Committee, both Committees consist exclusively of directors who are neither employees of, nor consultants to, the Company. Except for stock option grants, the Compensation Committee establishes the compensation (including annual base compensation and bonuses) for the Company's three principal executive officers (Mario, Anthony and Joseph Sbarro) and, with the recommendation of the Company's Chief Executive Officer, the compensation of the other executive officers of the Company. The members of the Compensation Committee are Harold L. Kestenbaum, Richard A. Mandell, Terry Vince and Bernard Zimmerman. The Performance Incentive Plan Subcommittee of the Compensation Committee (consisting of Messrs. Kestenbaum, Mandell and Vince) administers and determines performance targets and awards under the Company's Performance Incentive Plan, as well as determining participants in that plan, targets for determining amounts a participant may earn under that plan and the periods during which targets are measured. The Stock Option Committee administers (including making grants under) the Company's 1991 Stock Incentive Plan. This Committee consists of Messrs. Kestenbaum and Vince and Paul A. Vatter. This report describes the policies of the Committees as in effect in fiscal 1997. As circumstances arise and the Committees deem it appropriate, policies in effect from time to time may change.

     It is the philosophy of the Committees to use a combination of salary as a base for compensation, annual bonuses as a means of short-term incentive and stock options to provide long-term incentive. Consequently, the Committees coordinate their efforts to determine the overall compensation of executive officers.

     To supplement subjective factors, in establishing compensation levels for the Company's executive officers, the Committees review, among other things, information contained in proxy statements of other restaurant companies, the results and performance of which the Company regularly reviews and monitors, proxy statements of various retailers and compensation surveys published by consulting firms, major public accounting firms and others. The Committees use the information as a guideline in considering how the Company's compensation compares to the compensation being paid by the Company's competitors, as well as by others with whom the Company may be competing for talent.

     Base Salary. The Compensation Committee reviews the base salary of each executive officer of the Company on an annual and, at times, interim basis. In determining the base salaries to be paid to executive officers, the Committee considers, among other factors, the executive's level of responsibility, experience and expertise, the compensation of executives occupying comparable positions in other restaurant and retail organizations derived from its informal studies, and general economic factors. The Committee, in consultation with the Company's Chief Executive Officer, also reviews the performance of each of the Company's executive officers. The Committee's reviews have been qualitative in nature, without specific weights being assigned to the various factors employed by it.


     Annual Incentive Compensation. The Company continues to place emphasis on incentive compensation. Historically, the Company's Chief Executive Officer has set individual performance objectives and goals for executive officers other than himself. Bonuses have been based on specific performance related targets (including the accomplishment of certain specific programs) established for the particular executive, for his or her area of responsibility or on a corporate basis, or determined on a subjective basis. Goals, at times, have been adjusted periodically during the year, and the Chairman of the Compensation Committee meets periodically with the Chief Executive Officer to review the performance of executive officers. In determining the amount of annual bonuses, the Compensation Committee examines the following factors, without assigning specific weight to any one factor: the Company's revenues and profitability for the year upon which the bonus is based; the degree to which the Company had fulfilled objectives developed at the beginning of the year; the executive's contribution toward the Company's profitability and meeting corporate goals; the Chief Executive Officer's views concerning the executive's performance, including the degree to which the executive achieved his or her personal performance goals for the year; and information concerning bonuses paid by competitors as indicated in informal Committee surveys. Except for the bonus to the Company's Chief Executive Officer, bonuses for fiscal 1997 were determined through the use of the factors described above.

     Long-Term Incentive Compensation. The Company has used stock options as the primary method of providing long-term incentive compensation. The Company believes stock options foster the interest of key employees in seeking long-term growth for the Company, as well as linking the interests of its executives with the overall interests of shareholders. The Company's Chief Executive Officer makes recommendations to the Stock Option Committee from time to time with respect to the grant of stock options to employees in light of the level of their responsibility, compensation level and prior contribution to the Company's performance, as well as future goals, the performance expected of them and the number of options then held by the executive. However, the determination of the grant of options rests with the Stock Option Committee. Although the Stock Option Committee does review the value of options granted by other restaurant companies obtained from the informal surveys it reviews, it does not target its grants of options to those granted by others. Like the Compensation Committee, the Stock Option Committee reviews the Company's and its executive officers' performance, as well as the other factors it utilizes in determining option grants.

     Chief Executive Officer Compensation. The compensation of Mario Sbarro, the Company's Chief Executive Officer, consists of the same three components as the Company's other executive officers. The Compensation Committee believes that Mr. Sbarro's compensation should be in the top quartile of the compensation levels of chief executive officers in the Company's peer group. However, with the concurrence of Mr. Sbarro, the Compensation Committee had not increased his base salary from early 1992 until the middle of fiscal 1996 when it increased Mr. Sbarro's salary to $500,000 per annum. Based upon its review of Mr. Sbarro's performance, his re-assuming the duties of President in addition to his existing duties as Chairman of the Board and Chief Executive Officer and his leadership, the Committee increased Mr. Sbarro's annual base salary effective at the beginning of fiscal 1997 to $700,000. Following adoption of the Performance Incentive Plan by the Company's shareholders in May 1997, the Performance Incentive Plan Subcommittee of the Compensation Committee established a formula, based upon a pre-determined earnings target for the second half of fiscal 1997, under which Mr. Sbarro's incentive bonus award for fiscal 1997 was determined. The Compensation Committee believes that determining a bonus based strictly on objective targets may not adequately measure an executive's performance and, therefore, intends to determine Mr. Sbarro's bonus for fiscal 1998 outside the purview of the Performance Incentive Plan. In early fiscal 1997, the Stock Option Committee determined to grant Mr. Sbarro options to purchase 250,000 shares of Common Stock under the Company's 1991 Stock Incentive Plan, of which options to purchase 150,000 shares were subject to, and granted following, shareholder approval of certain amendments to that plan.


     Certain Tax Legislation. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Certain "performance based compensation" is excluded from the deduction limitation. In 1997, the Board of Directors adopted, and shareholders approved, the Company's Performance Incentive Plan and amendments to the Company's 1991 Stock Incentive Plan to enable compensation under each plan to be considered qualified "performance-based compensation" and fully tax deductible for Federal income tax purposes. While the Company intends to maximize deductibility of compensation paid to executive officers, the Compensation Committee recognizes that it may be appropriate to pay a bonus to executive officers, including the Company's Chief Executive Officer, outside the Performance Incentive Plan, which could cause some portion thereof to exceed the deductibility limit.

                            Respectfully submitted,

Compensation Committee       Stock Option Committee
Bernard Zimmerman, Chairman  Harold L. Kestenbaum, Chairman
  Harold L. Kestenbaum       Terry Vince
  Paul A. Vatter
  Richard A. Mandell
  Terry Vince

PERFORMANCE GRAPH

     The following graph compares the cumulative return on investment to holders of the Company's Common Stock for the five years ended December 31, 1997 with the Standard & Poor's ("S&P") Restaurant Index and S&P 500 Index for the same period. The comparison assumes $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                     AMONG SBARRO, INC., THE S&P 500 INDEX
                         AND THE S&P RESTAURANTS INDEX

        MEASUREMENT PERIOD                                                   S&P RESTAURANT
      (FISCAL YEAR COVERED)          'SBARRO, INC.'       S&P 500 INDEX           INDEX
DEC-92                                     100                 100                 100
DEC-93                                     128                 110                 117
DEC-94                                     116                 112                 117
DEC-95                                      99                 153                 175
DEC-96                                     122                 189                 172
DEC-97                                     131                 252                 185

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is the sublessee of its headquarters office building (the "Headquarters"), which is leased from the Suffolk County Industrial Development Agency (the "Agency") by Sbarro Enterprises, L.P., a Delaware limited partnership, and, in turn, subleased to the Company. The annual rent payable pursuant to the sublease is $337,000 for the last five years of the sublease term, which expires in 2001. In addition, the Company is obligated to pay real estate taxes, utilities, insurance and certain other expenses for the facility. Management believes that such rents are comparable to the rents that would be charged by an unaffiliated third party. Payment of principal and interest and any premium on the bonds issued by the Agency to fund construction of the headquarters is severally guaranteed by Mario, Joseph and Anthony Sbarro. The limited partners of Sbarro Enterprises, L.P. are Mario, Joseph, Anthony and Carmela Sbarro.

     In addition to Mario, Anthony, Joseph, Gennaro A. and Gennaro J. Sbarro and Anthony J. Missano, Carmela Sbarro, the mother of Mario, Anthony and Joseph Sbarro, who was a co-founder of the Company and serves as Vice President and a director of the Company, and a daughter of Mario Sbarro, who serves as Vice President -- Administration of the Company, each received $100,000 for services rendered during fiscal 1997. In addition, nine other members of the immediate families of Mario, Anthony, Joseph and Carmela Sbarro received an aggregate of $467,823 for services rendered as employees of the Company during fiscal 1997.

     The Company and its subsidiaries have purchased printing services from a corporation owned by a son-in-law of Mario Sbarro in the amount of approximately $220,000 during fiscal 1997. The Company believes that these services were provided on terms comparable to those that would have been available from unrelated third parties.

     During fiscal 1997, companies owned by a son of Anthony Sbarro and a company owned by the daughter of Joseph Sbarro paid royalties to the Company aggregating approximately $71,660 and $33,053, respectively, under franchise agreements containing terms similar to those in agreements entered into by the Company with unrelated franchisees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership, and reports of changes of ownership, of the Company's equity securities with the Securities and Exchange Commission and furnish copies of those reports to the Company. Based solely on a review of the copies of the reports furnished to the Company to date and written representations that no reports were required, the Company believes that all reports required to be filed by such persons with respect to the Company's fiscal year ended December 28, 1997 were timely filed.

                                   PROPOSAL 2

                    PROPOSAL TO AMEND THE COMPANY'S BY-LAWS

                    WITH RESPECT TO THE MINIMUM SIZE OF THE

                               BOARD OF DIRECTORS


     As noted under the caption "Election of Directors," the Company's Board of Directors is classified into three classes. Prior to February 22, 1998, the New York Business Corporation Law (the "NYBCL") required that each class consist of a minimum of three directors and, accordingly, the Company's By-laws require a minimum of nine directors (three in each class). Therefore, in the event of the death or resignation of a director at a time (such as at present) when the entire Board consists of nine directors, the Company must fill the vacancy.


     With the adoption by the New York legislature of amendments to the NYBCL that became effective on February 22, 1998, the Company is no longer required by the NYBCL to have any particular minimum number of directors in any class.

     To provide the Company with flexibility in the event of the resignation or death of any director, the Board of Directors proposes that shareholders adopt an amendment to the Company's By-laws to provide that the minimum number of directors be six, while retaining the maximum limit of twelve directors (subject to increase if any Preferred Stock that may be issued shall be entitled to elect directors). If authorized by the shareholders, the first sentence of Section 3.2 of Article III of the Company's By-laws would be amended to read as follows (with the proposed addition italicized and the proposed deletion bracketed):


             "Until changed by an amendment to these By-laws, the number of directors shall be not less than [nine] six nor more than twelve, the exact number to be determined from time to time by resolution of a majority of the entire Board of Directors; provided, however, that the number of directors shall be increased beyond the foregoing limit, to the extent required, in the event that (and for so long as) the holders of any Preferred Stock of the Corporation, voting as a separate class or series under any provisions of the Certificate of Incorporation, as it may be amended from time to time, shall be entitled to elect directors."

     No changes (which would require the approval of two-thirds of the outstanding shares of Common Stock) are proposed to the existing provisions in the Certificate of Incorporation and By-laws which classify the Board of Directors into three classes, with each class to be as nearly equal in number as the then total number of directors constituting the entire Board permits or to the provisions in the Company's By-laws that provide that directors may be removed only for cause by the holders of a majority of outstanding stock of the Company entitled to vote or by the Board of Directors.


     The Board believes that adoption of the proposed amendment will afford the Board sufficient time to find a suitable replacement to fill any vacancy that may occur, as well as an alternative to reduce the size of the Board, should any director resign or die.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                                   PROPOSAL 3

                             PROPOSAL TO RATIFY THE
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP has audited the financial statements of the Company for the past eight years and the Board of Directors has, subject to ratification by shareholders, appointed that firm to act as its independent public accountants for the Company's fiscal year ending January 3, 1999. Accordingly, management will present to the Meeting a resolution proposing the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 3, 1999.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions addressed by shareholders.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                              VOTING REQUIREMENTS


     Directors are elected by a plurality of the votes cast at the Meeting (Proposal 1). The affirmative vote of two-thirds of the total number of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's By-laws with respect to the minimum size of the Company's Board of Directors (Proposal 2). The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's fiscal year ending January 3, 1999 (Proposal 3). Abstentions and broker nonvotes with respect to any matter are not considered as votes cast with respect to that matter. Accordingly, abstentions and broker nonvotes will have no effect on the outcome of Proposals 1 or 3, but will effectively serve as votes against Proposal 2. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED IN THE PROXY AND FOR PROPOSALS 2 AND 3.


                                 MISCELLANEOUS

SHAREHOLDER PROPOSALS


     If a shareholder intends to present a proposal at the Company's 1999 Annual Meeting of Shareholders and wants that proposal to be included in the Company's Proxy Statement and form of proxy for that meeting, the proposal must be received at the Company's principal executive offices not later than December 31, 1998. As to any proposal that a shareholder intends to present to shareholders without including it in the Company's Proxy Statement for the Company's 1999 Annual Meeting of Shareholders, the proxies named in Management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than March 16, 1999. Even if proper notice is received on or prior to March 16, 1999, the proxies named in Management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to such proposal to the degree required by Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.


OTHER MATTERS


     Management does not intend to bring before the Meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the Meeting, the persons named in the Proxy intend to vote thereon in accordance with their discretion on such matters or motions, including any matters or motions dealing with the conduct of the Meeting.


PROXIES

     All shareholders are urged to fill in their choices with respect to the matters to be voted upon, sign and promptly return the enclosed form of Proxy.

                                           By Order of the Board of Directors,

                                                      JOSEPH SBARRO,
                                                        Secretary

July 21, 1998

PROXY



                                  SBARRO, INC.

                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

         The undersigned holder of Common Stock of SBARRO, INC., revoking all proxies heretofore given, hereby constitutes and appoints Mario Sbarro and Anthony Sbarro, and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SBARRO, INC., to be held at the Carriage House at Milleridge Inn, 585 North Broadway on Routes 106 and 107, Jericho, New York on Wednesday, August 19, 1998 at 9:30 a.m., Eastern Daylight Savings Time, and at any adjournments or postponements thereof.

         The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

         Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR each of Proposals 2 and 3.

              PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE

--------------------------------------------------------------------------------

FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES AND FOR PROPOSALS 2 AND 3.    PLEASE MARK [X]
                                                                                               YOUR CHOICE
                                                                                               LIKE THIS
                                                                                               IN BLACK OR
                                                                                               BLUE INK



                                                FOR                 WITHHOLD
                                           all nominees listed         AUTHORITY
1. Election of three Class 3 Directors   (except as marked   To vote for all listed
                                            to the contrary)        nominees below

                                                [  ]                   [  ]


   Nominees:  Mario Sbarro, Carmela Sbarro and
              Bernard Zimmerman


2. Authorize an amendment to the Company's By-laws with   FOR  AGAINST ABSTAIN
   respect to the minimum size of the Company's Board     [  ]   [  ]   [  ]
   of Directors


3. Ratify the appointment of Arthur Andersen LLP as       FOR  AGAINST ABSTAIN
   the Company's independent public accountants           [  ]   [  ]   [  ]


(Instruction: To withhold authority to vote for any individual nominee, circle that nominee's name in the list provided above.)


Signature(s)_______________  __________________________  Dated____________, 1998
(Signatures should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.)

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